                                                                    EXHIBIT 99.1
                                                                    ------------


                               [GRAPHIC OMITTED]
                                    TRANSPRO



                                   FOR: TRANSPRO, INC.


                                   Contact:
                                   Richard A. Wisot
                                   Chief Financial Officer
                                   (203) 401-6452
FOR IMMEDIATE RELEASE
---------------------
                                   FD Morgen-Walke
                                   Investors: Christine Mohrmann, Lindsay Hatton
                                   Media: Jason Rando
                                   (212) 850-5600


                TRANSPRO, INC. REPORTS FIRST QUARTER 2003 RESULTS

                        - RESULTS IN LINE WITH GUIDANCE -
               - NET SALES INCREASE 3.4% OVER PRIOR YEAR PERIOD -
               - SIGNIFICANT IMPROVEMENT IN OPERATING CASH FLOW -
                            - PROVIDES 2003 OUTLOOK -

NEW HAVEN, CONNECTICUT, April 28, 2003 - Transpro, Inc. (NYSE: TPR) reported net sales for the first quarter ended March 31, 2003, of $52.7 million, an increase of 3.4% over net sales of $51.0 million in the first quarter of 2002. Charles E. Johnson, President and CEO stated, "Transpro has begun fiscal 2003 according to plan, with growth in sales during our traditional "off-season". We have completed our comprehensive restructuring program and are ready to reap the benefits of a stronger, more streamlined business, as the impact of our actions become apparent in the third and fourth quarters of this year."

Automotive and Light Truck Group revenue was $39.1 million, a 10.4% increase from $35.4 million in the prior year quarter. This revenue growth was primarily a result of sales to new customers added during 2002, as well as the acquisition of Fedco Automotive Components Company, which took place in the fourth quarter of last year. The first quarter of 2002 benefited from product line extensions by several major customers that had been postponed from the fourth quarter of 2001.

Heavy Duty Group revenue was $13.6 million in the first quarter of 2003 versus $15.6 million in the first quarter of 2002. The year-over-year decline was primarily attributable to continued softness in

TRANSPRO, INC. REPORTS FIRST QUARTER 2003 RESULTS                         PAGE 2


both the Heavy Duty Aftermarket and Original Equipment market as well as lower sales to Kenworth during the restart of the Class 8 heavy duty truck radiator program.

Consolidated gross margin was $7.2 million, or 13.6% of revenue, in the first quarter of 2003, compared to $9.6 million, or 18.8% of revenue, in the same quarter of 2002. The year-over-year decline in gross margin was the result of production cutbacks, which the Company instituted in its Automotive and Light Truck plants in the fourth quarter of 2002, to bring inventory levels more in line with expected demand. This cutback resulted in a higher actual inventory cost at the end of fiscal 2002 and translated into lower margins and profit levels during the first quarter of 2003 as the products were sold. Gross margins are expected to improve throughout the remainder of 2003 as a result of continuing cost reduction initiatives, integrating the Fedco acquisition, fully utilizing the Company's new aluminum tube mill, continuing rationalization of "make versus buy" strategies on product sourcing and increasing internal production of aluminum cores.

The Company's selling, general and administrative expenses were $10.7 million, or 20.2% of revenue, in the first quarter of 2003, versus $8.6 million, or 16.9% of revenue, reported in the first quarter of 2002. SG&A increased as a percent of sales, primarily due to the Company's continued investment in major systems improvements, as well as the amortization of prior period development costs. The increase also reflects the operating expenses of Fedco prior to the completion of the integration program.

In connection with the previously announced completion of its $7.0 million restructuring program, the Company reported restructuring and other special charges totaling $0.4 million in the first quarter of 2003, versus $0.1 million a year ago. The charges in the first quarter of 2003 primarily reflect costs associated with the closures of the regional Heavy Duty Aftermarket manufacturing plants in North Kansas City, Missouri and Phoenix, Arizona and the closure of the Charlotte, North Carolina branch. While the actions that comprised the restructuring program have been completed, the Company anticipates incurring small restructuring charges throughout 2003 due to expenses from the operational realignments that have resulted from the closures of the aforementioned facilities and the ongoing integration of the Fedco acquisition.

In line with Company expectations, the consolidated net loss in the first quarter of 2003 was $4.3 million, or $0.61 per diluted share, compared to a consolidated net loss of $0.9 million, or $0.13 per diluted share, in 2002. Results for the first quarter of 2002 included a $3.8 million tax benefit resulting from the tax legislation enacted during March 2002 that contained a provision allowing pre-tax losses incurred in 2001 and 2002 to be carried back for a period of five years instead of two years. In addition, 2002 results also included a $4.7 million non-cash write-down in the value of the Company's goodwill as a result of the adoption of FASB Statement No. 142.

SIGNIFICANT IMPROVEMENT IN OPERATING CASH FLOW

The cash flow provided by operating activities was $4.7 million in the first quarter of 2003 versus a use of cash in the first quarter of 2002 of $2.6 million. This reflected the Company's continuing efforts to improve its utilization of working capital.

In the first quarter of 2003, accounts receivable levels decreased by $2.3 million from the end of the fourth quarter of 2002, having increased by $13.3 million from the end of the first quarter 2002. The

TRANSPRO, INC. REPORTS FIRST QUARTER 2003 RESULTS                         PAGE 3


reduction from the end of the fourth quarter was a result of the Company's efforts to accelerate the collection of certain receivables utilizing a cost effective customer-sponsored vendor program administered by a financial institution.

At the end of the first quarter of 2003, inventory was $71.5 million, compared to $64.6 million at the end of the fourth quarter of 2002 and $57.6 million a year ago. The increase in inventory during the quarter was the result of higher anticipated near term sales in addition to the Company's efforts to enhance its high level of service to customers. Transpro's market is characterized by a demand for outstanding delivery performance in the face of increasing parts proliferation. Near term investment in product is expected to fuel sales and leverage the Company's competitive advantage.

Accounts payable rose to $32.5 million at the end of the first quarter of 2003, compared to $22.6 million at the end of the fourth quarter of 2002. This increase is the result of the growth in inventory levels in the first quarter of 2003, as well as the Company's efforts to balance payables with the ongoing shift in customer receivables mix toward longer payment cycles.

2003 OUTLOOK

Mr. Johnson stated, "We are pleased that total revenues increased for the first quarter, given the uncertain geopolitical and macroeconomic conditions we have faced. This increase underlines the inherent strength of our customer/partner relationships and the Company's market position. Our guidance for 2003 remains the same. While there is still uncertainty regarding the impact of near term market conditions, we currently expect to report a significant year-over-year improvement in net income for the full year 2003, with the majority of this improvement occurring in the second half of the year. Sales growth is expected to be in the range of 6% to 8%, which will be fueled by internal growth from our current customers, new customers added in 2002, the retention of the Kenworth Class 8 radiator business and the Fedco acquisition. Earnings leverage will result from both top line growth and our continued focus on margin improvement initiatives detailed earlier in this release."

The Company previously announced the intention to sell its Gando Drive facility in New Haven, Connecticut and lease the currently occupied space for offices, test facility and tube mill operations. This transaction is expected to be completed on May 1 and will result in the repayment of the $5 million Industrial Revenue Bond on the facility. This action will create greater availability of funds under the Company's credit agreement and eliminate an underutilized asset.

CONFERENCE CALL

Transpro will hold a conference call, hosted by Charles E. Johnson, President and Chief Executive Officer and Richard A. Wisot, Chief Financial Officer, on Tuesday, April 29, 2003 at 10:30 A.M. EDT, to discuss its recent performance. The call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at :http://www.firstcallevents.com/service/ajwz380076485gf12.html or by accessing the webcast link on the Company's homepage at: http://www.transpro.com. Please allow 15 minutes prior to the call to visit the sites to download and install any necessary audio software. Approximately one hour after the call ends, the archived version of the conference call may be accessed at these sites through Tuesday, May 6, 2003 at 11:59 P.M. EDT.

TRANSPRO, INC. REPORTS FIRST QUARTER 2003 RESULTS                         PAGE 4


FORWARD-LOOKING STATEMENTS

Statements included in this news release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's Annual Report on Form 10-K contains certain detailed factors that could cause the Company's actual results to materially differ from forward-looking statements made by the Company. In particular, statements relating to the future financial performance of the Company are subject to business conditions and growth in the general economy and automotive and truck business, the impact of competitive products and pricing, changes in customer product mix, failure to obtain new customers or retain old customers or changes in the financial stability of customers, changes in the cost of raw materials, components or finished products and changes in interest rates.

COMPANY OVERVIEW

TRANSPRO, INC. is a leading manufacturer and distributor of aftermarket and OEM heat transfer and temperature control products for automotive, truck and industrial applications.

TRANSPRO, INC.'S STRATEGIC CORPORATE VALUES ARE:
o   Being An Exemplary Corporate Citizen
o   Employing Exceptional People
o   Dedication To World-Class Quality Standards
o   Market Leadership Through Superior Customer Service
o   Commitment to Exceptional Financial Performance




                                - TABLES FOLLOW -

                                 TRANSPRO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)


                                                                                    (UNAUDITED)
                                                                                THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                             -------------------------
                                                                                2003           2002
                                                                             ----------     ----------
Net sales                                                                       $52,700        $50,962
Cost of sales                                                                    45,509         41,361
                                                                             ----------     ----------
Gross margin                                                                      7,191          9,601
Selling, general and administrative expenses                                     10,662          8,613
Restructuring and other special charges                                             418             67
                                                                             ----------     ----------
Operating (loss) income                                                          (3,889)           921
Interest expense                                                                    849            818
                                                                             ----------     ----------
(Loss) income before taxes and cumulative effect of accounting change            (4,738)           103
Income tax benefit                                                                 (403)        (3,653)
                                                                             ----------     ----------
(Loss) income before cumulative effect of accounting change                      (4,335)         3,756
Cumulative effect of accounting change                                               --         (4,671)
                                                                             ----------     ----------
Net loss                                                                        $(4,335)       $  (915)
                                                                             ==========     ==========
Shares outstanding:
         Basic                                                                    7,106          6,982
         Diluted                                                                  7,106          7,162

(Loss) income per share before cumulative effect of accounting change:
         Basic                                                                  $ (0.61)       $  0.54
         Diluted                                                                $ (0.61)       $  0.52

Net loss per share:
         Basic                                                                  $ (0.61)       $ (0.13)
         Diluted                                                                $ (0.61)       $ (0.13)



                                  Table 1 of 3

                                 TRANSPRO, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                        (UNAUDITED)
                                                       MARCH 31, 2003       DECEMBER 31, 2002
                                                     ------------------    -------------------
Accounts receivable, net                                      $ 52,378               $ 54,724
Inventories, net                                                71,450                 64,627
Other current assets                                             8,711                  5,652
Net property, plant and equipment                               22,888                 26,552
Other assets                                                     8,650                  8,605
                                                     ------------------    -------------------
Total assets                                                  $164,077               $160,160
                                                     ==================    ===================

Accounts payable                                              $ 32,470               $ 22,577
Accrued liabilities                                             18,914                 17,290
Total debt                                                      55,643                 59,596
Other long-term liabilities                                     13,165                 12,459
Stockholders' equity                                            43,885                 48,238
                                                     ------------------    -------------------
Total liabilities and stockholders' equity                    $164,077               $160,160
                                                     ==================    ===================






                                  Table 2 of 3

                                 TRANSPRO, INC.
                            SUPPLEMENTARY INFORMATION
                                 (IN THOUSANDS)

                                                        (UNAUDITED)
                                                    THREE MONTHS ENDED
                                                          MARCH 31,
                                                 ------------------------
                                                    2003          2002
                                                 ----------    ----------
SEGMENT DATA
------------
Trade sales:
Automotive and light truck                          $39,096       $35,404
Heavy duty                                           13,604        15,558
                                                 ----------    ----------
                                                    $52,700       $50,962
                                                 ==========    ==========
Operating (loss) income:
Automotive and light truck                          $  (632)      $ 2,198
Restructuring and other special charges                 (60)          (16)
                                                 ----------    ----------
   Automotive and light truck total                    (692)        2,182
                                                 ----------    ----------
Heavy duty                                           (1,350)           78
Restructuring and other special charges                (358)          (51)
                                                 ----------    ----------
   Heavy duty total                                  (1,708)           27
                                                 ----------    ----------
Corporate expenses                                   (1,489)       (1,288)
                                                 ----------    ----------
   Total                                            $(3,889)      $   921
                                                 ==========    ==========



CAPITAL EXPENDITURES                                $   399       $ 1,175
--------------------                             ==========    ==========






                                  Table 3 of 3

                                       END